Exhibit 99.1

Contacts:
At	Media:	Investor Relations:

Cambridge Heart	KOGS Communication	Allen & Caron
Vincenzo LiCausi	Edna Kaplan	Matt H. Clawson
Chief Financial Officer	(781) 639-1910	(949) 474-4300
(978) 654-7600	kaplan@kogspr.com	matt@allencaron.com
vincenzol@cambridgeheart.com

CAMBRIDGE HEART REPORTS RESULTS FOR THE THREE AND TWELVE MONTHS

ENDED DECEMBER 31, 2011

Tewksbury, Mass., March 30, 2012—Cambridge Heart, Inc. (OTCBB: CAMH), a developer of non-invasive diagnostic tests for cardiac disease, today reported results for its fourth quarter and full year ended December 31, 2011. Full financial statements and corresponding commentary can be found in the Company’s Form 10-K, which will be filed with the Securities and Exchange Commission on March 30, 2012.

“We are pleased with the significant increase in the number of orders for our OEM Microvolt T-Wave Alternans (MTWA) Modules in the fourth quarter,” commented Ali Haghighi-Mood, Cambridge Heart’s CEO. “The volume of orders exceeded our expectations and we’re now in the process of installing those units and providing training to the end-users. We expect to begin generating revenue from the utilization of these units in the coming quarters. Commenting on other recent developments, Haghighi-Mood noted, “We are very excited with the recent reimbursement coverage in Japan. We view this development as a significant business opportunity, but also consider it as a broader endorsement of our MTWA technology and the role it can play in managing patients at risk of sudden cardiac arrest. The following summarizes the Company’s recent strategic, clinical and financial milestones:

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MTWA Module—In July 2011, the Company reached an agreement with its OEM partner to include the MTWA Module on new Q-Stress Systems sold through the end of the year. During this promotional period, the MTWA Module was supplied to our OEM partner at no charge and was included in new Q-Stress Systems at no incremental cost to the customer. In the fourth quarter of 2011, end-users ordered 138 MTWA Modules compared with 45 units in the preceding quarter. The OEM Modules are expected to begin generating recurring revenue through the sale of proprietary Micro-V Sensors in the coming quarters as Cambridge Heart’s team of clinical specialists in-service the MTWA Modules and train the new customers. In January 2012, this initiative was extended to March 31, 2012.

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Revenue Results – Sales in the fourth quarter of 2011 were $557,000, compared to $715,000 for the same period in 2010. As disclosed in the prior earnings announcement, our sales and marketing efforts this year, compared to 2010, have been focused on supporting the MTWA Module strategy and have limited emphasis and resources spent on sales of our stand alone capital equipment – the HearTwave II System.

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Reimbursement Update – In March 2012, the MTWA test received reimbursement coverage from Japan’s Ministry of Health, Labor and Welfare (MHLW). Effective April 1, 2012, the MTWA Test will be reimbursed for patients who are considered at risk for lethal arrhythmias including, patients with a history of heart attack or cardiomyopathy.

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Financing Activity – On November 14, 2011 the Company entered into a Convertible Note Purchase Agreement with two current shareholders of the Company, including the Company’s Chairman, Roderick de Greef, pursuant to which the Company issued senior unsecured convertible promissory notes in the aggregate principal amount of $600,000. These notes converted into a debt financing by the Company on January 17, 2012.

In January and February 2012, the Company issued and sold secured convertible promissory notes (2012 Notes) in the aggregate principal amount of $2,940,000, together with common stock warrants and additional investment rights, to new and current institutional and private accredited investors. The transactions raised gross proceeds of $2,940,000, including the conversion of the notes previously issued in November 2011. The 2012 Notes are convertible into common stock of the Company at a conversion price of $0.11 per share, mature on July 17, 2013, bear interest at the rate of 8% per annum and are secured by all of the assets of the Company.

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Ischemia Pilot Study – The Company is actively seeking to expand the market for its MTWA technology to include undetected coronary artery disease (CAD). Ischemia is an inadequate blood supply to the coronary arteries and can lead to a serious cardiac event. The 176-patient, dual site MTWA-CAD trial was a pilot study designed to determine if the Company’s MTWA testing can enhance current diagnostic methods for detecting ischemia in patients with underlying coronary artery disease. In September 2011, the Company concluded a review of data generated at several clinical sites including those that participated in the Company’s MTWA-CAD feasibility study. The data suggest that MTWA is a statistically significant predictor of ischemic events. In addition, the data revealed instances where the Company’s MTWA test identified underlying coronary artery disease that was not identified by other standard diagnostic modalities. The feasibility study also provided the Company with the information required to design a multi-center, prospective clinical trial intended to provide the basis for regulatory approval. Accordingly, the Company decided to conclude the enrollment in its MTWA-CAD study and commence the design of the prospective clinical trial.

Cambridge Heart addresses a key problem in cardiac diagnosis – the identification of those at risk of sudden cardiac death. Sudden cardiac arrest (SCA) accounts for approximately one fourth of all cardiac deaths, or approximately 300,000 deaths, in the United States each year – more than lung cancer, breast cancer and HIV/AIDS combined. Out-of-hospital survival is less than 8%, making prediction and prevention critically important. It is estimated that there are approximately 10 to 12 million heart attack and heart failure patients in the U.S. who can benefit from annual Microvolt T-Wave Alternans (MTWA) testing. MTWA is a marker of SCA risk which is measured during a non-invasive treadmill test using Cambridge Heart’s proprietary technologies. The Company’s MTWA test is the only one of its kind that is reimbursed by Medicare under a National Coverage Policy.

Financial Results for the Three Months ended December 31, 2011

Total revenue for the fourth quarter ended December 31, 2011 was $557,000, compared to total revenue of $715,000 reported during the same period of 2010. The decrease in revenue compared to the prior year is largely attributable to our shift to the MTWA Module strategy, which resulted in less focus and resources spent on selling the stand-alone HearTwave II System compared to previous periods.

Cost of sales for the fourth quarter of 2011 was $485,000, compared to $498,000 in the same period in 2010. Gross profit, as a percent of revenue, for the three months ended December 31, 2011 and 2010 was 13% and 30%, respectively. This decrease is primarily attributable to the shipment of MTWA Modules at no charge.

Operating expenses for the fourth quarter of 2011 were $1,382,000, a decrease of $59,000, or 4%, compared to $1,441,000 in the fourth quarter of 2010.

The operating loss for the fourth quarter of 2011 was $1,310,000 compared to an operating loss of $1,225,000 for the same period last year. Included in the operating loss for the fourth quarter of 2011 was $83,000 of non-cash stock-based compensation expense, compared to $144,000 in the comparable 2010 period. The net loss for the quarter was $1,373,000, or $0.01 per share, compared to a net loss of $1,222,000, or $0.02 per share, in the comparable 2010 period.

Financial Results for the Twelve Months ended December 31, 2011

Total revenue for the twelve months ended December 31, 2011 was $2,211,000, compared to total revenue of $2,819,000 reported during the same period of 2010. The decrease in revenue for the twelve months of 2011 compared to the prior year is largely attributable to our shift to the MTWA Module strategy, which resulted in less focus and resources spent on selling the stand-alone HearTwave II System compared to previous periods.

Cost of sales for the twelve months ended December 31, 2011 was $1,686,000, compared to $1,974,000 in the same period in 2010. Gross profit, as a percent of revenue, for the twelve months ended December 31, 2011 and 2010 was 24% and 30%, respectively. This decrease is primarily attributable to the shipment of MTWA Modules at no charge.

Operating expenses for the twelve-months ended December 31, 2011 and 2010 were $5,854,000 and $6,009,000, respectively.

The operating loss for the twelve months ended December 31, 2011 was $5,328,000 compared to an operating loss of $5,163,000 for the same period last year. Included in the operating loss for the twelve-month periods of 2011 and 2010 was $357,000 and $936,000, respectively, of non-cash stock-based compensation expense. The net loss for the 2011 period was $5,398,000, or $0.05 per share, compared to a net loss of $5,168,000, or $0.07 per share, in the comparable 2010 period.

The Company ended the fourth quarter with unrestricted cash and cash equivalents of $313,000. The cash used by operations was $4,408,000 for the twelve months ended December 31, 2011, compared to $3,659,000 for the same period in 2010. On November 14, 2011 the Company entered into a Convertible Note Purchase Agreement, pursuant to which the Company issued senior unsecured convertible promissory notes in the aggregate principal amount of $600,000. The notes were converted into a debt financing by the Company in January 2012. On January 17 and February 28, 2012, the Company issued and sold secured convertible promissory notes to new and current institutional and private accredited investors. The transactions raised gross proceeds of $2,940,000, including the conversion of the $600,000 of notes previously issued in November 2011 and included common stock warrants and additional investment rights. The 2012 Notes are convertible into common stock of the Company at a conversion price of $0.11 per share, mature on January 17, 2013, bear interest at the rate of 8% per annum and are secured by all of the assets of the Company. The warrants are exercisable into 26,727,266 shares of common stock of the Company (which is equal to 100% of the shares of common stock underlying the 2012 Notes) at an exercise price of $0.15 per share (which is equal to 125% of the closing price of the common stock on January 13, 2012). The Company also issued to the investors additional investment rights granting each investor the right to purchase an additional principal amount of 2012 Notes equal to 25% of the original principal amount of 2012 Notes purchased by such investor at the closing of the private placement and a corresponding amount of warrants, at any time prior to July 15, 2012. The Company agreed to file a registration statement registering the shares of common stock underlying the 2012 Notes and warrants by no later than April 15, 2012. See Note 9 of the notes to the financial statements contained in the Annual Report on Form 10-K for further details.

The Company believes its existing resources and currently projected financial results, which give effect to a reduction in certain operating expenses, are sufficient to fund its operations into the third quarter of 2012. In the event that investors in the Company’s 2012 convertible note financing exercise in full the outstanding additional investment rights to purchase additional 2012 Notes and related warrants, which would provide an additional $735,000 of capital, and provided the Company is able to raise an additional $1.3 million of capital through the sale of equity or debt securities, which the Company is actively pursuing, or the exercise of existing warrants, the Company believes it would have resources sufficient to fund its operations at least through the end of 2012. The Company anticipates that it will need to raise additional capital through the sale of equity or debt securities, or the exercise of existing warrants, to fund operations beyond 2012. The Company believes that the extent to which the Company will need additional capital to fund operations beyond 2012 will largely be dependent upon the number and growth in MTWA Module placements and the rate at which utilization of our MTWA Test increases.

As of December 31, 2011, the Company had a total of 124.7 million shares of common stock and common stock equivalents issued and outstanding, including the effect of converting the Series C-1 preferred stock and the Series D preferred stock into shares of common stock. In addition, there are options and warrants outstanding to purchase 25.7 million shares of common stock, bringing the fully diluted share count to 150.4 million shares of common stock.

Questions can be directed to the Company’s management or its investor relations firm at the contact numbers provided.

About Cambridge Heart, Inc.

Cambridge Heart develops and commercializes non-invasive diagnostic tests for cardiac disease, with a focus on identifying those at risk for sudden cardiac arrest (SCA). The Company’s products incorporate proprietary Microvolt T-Wave Alternans™ (MTWA) measurement technologies, including the patented Analytic Spectral Method® and ultrasensitive disposable electrode sensors. The Company’s MTWA test, originally based on research conducted at the Massachusetts Institute of Technology, is reimbursed by Medicare under its National Coverage Policy.

Cambridge Heart, founded in 1990, is based in Tewksbury, MA. It is traded on the Over-The-Counter Bulletin Board (OTCBB) under the symbol CAMH.OB. For additional information, please refer to the Company’s website at: http://www.cambridgeheart.com.

Statements contained in this press release that are not purely historical are forward-looking statements. In some cases, we use words such as “believes”, “expects”, “anticipates”, “plans”, “estimates”, “could”, and similar expressions that convey uncertainty of future events or outcomes to identify these forward-looking statements. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties. Forward-looking statements include statements about the Company’s belief that existing resources and currently projected financial results are sufficient to fund operations into the third quarter of 2012. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include material deviations from our current operating plan, lower than expected sales by OEM partner of its Q-Stress System, failure to obtain or maintain adequate levels of government and fourth-party reimbursement for use of our MTWA test, customer delays in making final buying decisions, decreased demand for our products, failure to obtain funding necessary to fund operations and to develop or enhance our technology, adverse results in future clinical studies of our technology, failure to obtain or maintain patent protection for our technology and other factors identified in our most recent Annual Report on Form 10-K under “Risk Factors”, which is on file with the SEC and available at www.sec.gov . In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so except as may be legally necessary, even if our estimates should change.

- Financial information follows -

Statement of Operations

	Three months ended December 31,		Twelve months ended December 31,
	2010	2011	2010	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$714,620	$557,413	$2,819,243	$2,211,091

Cost of goods sold	498,369	484,671	1,974,043	1,685,682

Gross profit	$216,251	$72,742	$845,200	$525,409
Costs and expenses
Research and development	152,819	94,286	575,960	462,402
Selling, general and administrative	1,288,488	1,288,158	5,432,703	5,391,201

Total operating expenses	$1,441,307	$1,382,444	$6,008,663	$5,853,603

Loss from operations	$(1,225,056)	$(1,309,702)	$(5,163,463)	$(5,328,194)
Interest income	5,464	10	6,070	513
Interest expense	(2,864)	(63,113)	(10,616)	(70,342)

Net loss	$(1,222,456)	$(1,372,805)	$(5,168,009)	$(5,398,023)

Net loss per common share - basic and diluted	$(0.02)	$(0.01)	$(0.07)	$(0.05)

Weighted average shares outstanding - basic and diluted	78,421,949	98,539,617	72,457,014	98,539,617

Balance Sheet

	December 31, 2010	December 31, 2011
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$4,188,215	$312,610
Restricted cash, current portion	100,000	100,000
Accounts receivable, net	480,658	285,815
Inventory, net	686,264	444,377
Other prepaid assets	95,237	128,619

Total current assets	5,550,374	1,271,421

Fixed assets, net	190,294	182,111
Restricted cash, net current portion	300,000	200,000
Other assets	50,138	78,264

Total assets	$6,090,806	$1,731,796

Liabilities and stockholders’ deficit
Accounts payable and accrued expenses	$1,447,645	$1,474,963
Convertible promissory notes payable	—	600,000
Current portion of capital lease obligation	5,009	6,689

Total current liabilities	1,452,654	2,081,652
Capital lease obligation, net of current portion	28,703	22,014

Total liabilities	$1,481,357	$2,103,666

Convertible preferred stock	$12,870,613	$12,747,990

Stockholders’ deficit
Common stock	97,494	100,113
Additional paid-in-capital	92,801,870	93,338,578
Accumulated deficit	(101,160,528)	(106,558,551)

Total stockholders’ deficit	(8,261,164)	(13,119,860)

Total liabilities and stockholders’ deficit	$6,090,806	$1,731,796

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